Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K of AmericanWest Bancorporation for the year ended December 31, 2004 and to the incorporation by reference of the previously filed registration statement numbers, 333-101040, 333-95989, 333-72834, 333-65628, 333-65630, and 333-58511, on Forms S-8 of our report dated February 1, 2005, with respect to the consolidated statements of financial condition of AmericanWest Bancorporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2004.

/s/ Moss Adams LLP

Everett, Washington

March 11, 2005